Exhibit 10.9

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”), entered into as of September 4, 2019, hereby amends the Amended and Restated Employment Agreement between Quintin V. Kneen (the “Executive”) and Tidewater Inc. (“Tidewater” and, together with the Employee, the “Parties”), dated December 28, 2018 (the “Agreement”).  Capitalized terms used, but not defined, in this Amendment have the respective meanings provided in the Agreement.

WHEREAS, subsequent to the Parties’ entry into the Agreement, the Board has appointed the Executive to serve as President, Chief Executive Officer, and a director of Tidewater, effective September 3, 2019 (the “Promotion Date”); and

WHEREAS, the Parties desire to amend the Agreement in order to memorialize in writing the terms and conditions of their understanding and agreements regarding the Executive’s employment with the Company, effective as of the Promotion Date.

NOW THEREFORE, the Parties hereby agree as follows:

1.Section 1(b).  Section 1(b) of the Agreement is hereby amended and restated as follows:

(b)Beginning on the Promotion Date through the remainder of the Employment Period, Executive shall serve as President and Chief Executive Officer of Tidewater and, in doing so, shall report to the Board.  In addition, the Executive agrees to continue serving as the principal financial officer of Tidewater until a successor to such position is appointed by the Board.  Executive shall have such powers and duties (including, but not limited to, holding officer positions with Tidewater and one or more of its subsidiaries) as may be prescribed by the Board.

2.Section 1(c).  The words “the CEO or” are hereby struck from the first sentence of Section 1(c) of the Agreement.

3.Section 2(a).  The figure $500,000 hereby replaces $350,000 in the first sentence of Section 2(a) of the Agreement, with the increased Base Salary in effect as of the Promotion Date.

4.Section 2(b).  The figure 100% hereby replaces 95% in the first sentence of Section 2(b) of the Agreement, with the increased percentage in effect for the remainder of calendar 2019.

5.New Section 4(h).  A new subsection (h) is hereby added to Section 4 of the Agreement as follows:

(h)Effect of Termination.  Upon termination of the Executive’s employment for any reason during the Employment Period, Executive shall be deemed to have resigned from the Board and any other officer or director positions he holds with the Company.

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6.Full Force and Effect.  Except as hereby specifically amended, modified, or supplemented by this Amendment, the Agreement is hereby confirmed and ratified in all respects by each Party and shall be and remain in full force and effect according to its terms.

7.Enforceability.  Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the Parties, all other provisions nevertheless shall remain effective and binding on the Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment, which shall be effective as of the Promotion Date.

TIDEWATER INC.

By:	/s/ Thomas R. Bates, Jr.
Thomas R. Bates, Jr.
Chairman of the Board of Directors

EMPLOYEE:

/s/ Quintin V. Kneen

Quintin V. Kneen

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